Exhibit 5.1

[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]

August 11, 2004

New World Restaurant Group, Inc.
1687 Cole Boulevard
Golden, Colorado 80401

  Re:
  New World Restaurant Group, Inc.
  Form S-1 Registration Statement (File No. 333-115397)

Ladies and Gentlemen:

        As counsel for New World Restaurant Group, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission (the "SEC") with respect to the registration of 957,872 shares of its common stock, par value $0.001 per share (the "Shares"), underlying common stock purchase warrants issued by the Company (the "Warrants").

        We have also examined the Company's Restated Certificate of Incorporation, as amended, Third Amended By-laws, as amended, and the record of its corporate proceedings, certified as being complete, true and correct by the Secretary of the Company, and a certificate issued by the Delaware Secretary of State, dated as of August 9, 2004, relating to the good standing of the Company in the State of Delaware, and have examined such other documents as we have deemed necessary in order to express the opinion set forth below.

        We have assumed that the Warrants have been issued and delivered to the purchasers listed on Schedule A attached hereto (collectively, the "Purchasers") against payment therefor in accordance with the following agreements (collectively, the "Warrant Agreements"):

        1.     Series F Preferred Stock and Warrant Purchase Agreement dated as of January 18, 2001, by and among the Company, Halpern Denny, BET and Brookwood, as amended;

        2.     Exchange Agreement dated as of January 18, 2001, by and among the Company, BET and Brookwood;

        3.     Second Series F Preferred Stock and Warrant Purchase Agreement dated as of March 29, 2001, by and between the Company and Halpern Denny;

        4.     Third Series F Preferred Stock and Warrant Purchase Agreement dated as of June 19, 2001, by and among the Company, Halpern Denny, Greenlight Capital and Special Situations;

        5.     Warrant Agreement dated as of June 19, 2001, by and among the Company, Jefferies & Co. and the United States Trust Company of New York, as amended;

        6.     Standstill Agreement dated as of June 17, 2003, by and among the Company and the Increasing Rate Note Holders as set forth therein;

        7.     Bond Purchase Agreement dated as of January 17, 2001, by and among the Company, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore, Ltd.; and

        8.     Letter Agreement dated as of June 19, 2001, among the Company, GNW and Greenlight Capital.

        We have also assumed that the Warrant Agreements constitute the legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. In addition, we have assumed that transfers of the Warrants have occurred as described in the Registration Statement.

Finally, we have assumed that each initial issuance, subsequent transfer and exercise of Warrants was made pursuant to a valid exemption from the registration requirements of the Securities Act of 1933, as amended.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, upon exercise of the Warrants, payment of the exercise price in accordance with their terms and delivery to the Purchasers of the stock certificates representing the Shares, the Shares will be validly issued, fully paid and non-assessable.

        The opinions expressed herein are limited to the laws of the State of Colorado and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

        We hereby consent to the reference to us in the Registration Statement and all amendments to the Registration Statement under the caption "Legal Matters"; provided however, in giving this consent we do not admit that we are included in the category of people whose consent is required under Section 7 of the Act or the rules of the SEC promulgated thereunder. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

        The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP